Exhibit 1

AGREEMENT

JOINT FILING OF SCHEDULE 13D

The undersigned hereby agree to jointly prepare and file with regulatory authorities this Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Ladder Capital Corp, and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: March 13, 2017	RELATED FUND MANAGEMENT, LLC By: /s/ Richard O’Toole Richard O’Toole Vice President

Date: March 13, 2017	RELATED REAL ESTATE FUND II GP-A, LLC By: /s/ Richard O’Toole Richard O’Toole Executive Vice President

Date: March 13, 2017	RELATED REAL ESTATE FUND II GP, L.P. By: Related Real Estate Fund II GP-A, LLC, its general partner By: /s/ Richard O’Toole Richard O’Toole Executive Vice President

Date: March 13, 2017

RELATED REAL ESTATE FUND II, L.P.

By: Related Real Estate Fund II GP, L.P., its general partner

By: Related Real Estate Fund II GP-A, LLC, its general partner

By: /s/ Richard O’Toole

        Richard O’Toole

        Executive Vice President

Date: March 13, 2017	RREFII ACQUISITIONS, LLC By: /s/ Richard O’Toole Richard O’Toole Vice President

Date: March 13, 2017	RREF II LADDER LLC By: /s/ Richard O’Toole Richard O’Toole Executive Vice President